Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-237643 and 333-237642 on Form S-1 of our reports dated April 11, 2023, relating to the consolidated financial statements and financial statement schedule of 1st Franklin Financial Corporation appearing in this Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

April 11, 2023